Exhibit 5




April 4, 1994



Board of Directors
O&M Holding, Inc.
Richmond, Virginia

Ladies and Gentlemen:

     I have acted as counsel for O&M Holding, Inc. (the "Company") in connection with the Registration Statement on Form S-4 (the "Registration Statement") the Company proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the proposed issuance of up to 20,448,000 shares (the "Shares") of the Company's Common Stock, $2.00 par value per share (the "Company Common Stock"), in connection with the exchange of each issued and outstanding share of common stock, $2.00 par value per share, of Owens & Minor, Inc., a Virginia corporation, for one share of Company Common Stock, as described in the Registration Statement. In connection with the filing of such Registration Statement, I am of the opinion that:

     1. The Company is duly organized and validly existing under the laws of the Commonwealth of Virginia.

     2. When issued as set forth in the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to me under the caption "Legal Opinions" in the Proxy Statement/Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Drew St.J.Carneal

Drew St.J. Carneal
Vice President